UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2004

CDI Corp.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5519	23-2394430
(Commission File Number)	(IRS Employer Identification No.)

1717 Arch Street, 35th Floor, Philadelphia, PA	19103-2768
(Address of Principal Executive Offices)	(Zip Code)

(215) 569-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

CDI Corp. previously announced that Jay G. Stuart, the Executive Vice President and Chief Financial Officer of the company, would leave CDI in May 2005 and move back to his home and family in the New York City area. On December 20, 2004, CDI and Mr. Stuart entered into a Release and Waiver of Claims and Non-Competition Agreement relating to the termination of Mr. Stuart’s employment with the company. That agreement states that the termination date will be May 31, 2005 or such other date as the parties may agree. Under this agreement, Mr. Stuart will receive: (a) bi-weekly severance payments of $11,923.08 beginning on the termination date and ending on the earlier of the date on which Mr. Stuart starts new full-time employment or the date on which a total of $310,000 has been paid to him; (b) his prorated bonus for 2005 (when such bonus is normally paid in early 2006); (c) a stay bonus of $50,000 if Mr. Stuart satisfactorily performs his duties through the termination date; and (d) $15,000 following the termination date, in lieu of CDI paying for outplacement services. Also, the company will permit shares of CDI restricted stock that are held by Mr. Stuart as of the termination date to continue to vest during the period that severance payments are made to him. In addition, CDI will assume responsibility for the obligations under Mr. Stuart’s Philadelphia apartment lease from the termination date through its expiration in November 2005, and the company will purchase from Mr. Stuart for $5,000 the furnishings in that apartment. In return, Mr. Stuart (i) agrees not to, for a period of one year after the termination date, compete with CDI, solicit its customers on behalf of a competing business, or solicit or hire CDI’s employees, and (ii) will execute a general release of claims against CDI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI CORP.
(Registrant)

By:	/s/ Roger H. Ballou
Roger H. Ballou
President and Chief Executive Officer

Date: December 22, 2004